SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): March 26, 2012
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RESEARCH FRONTIERS INCORPORATED
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

DELAWARE	1-9399	11-2103466
(STATE OR OTHER JURISDICTION	(COMMISSION FILE NUMBER)	(IRS EMPLOYER
OF INCORPORATION)		IDENTIFICATION NO.)

240 CROSSWAYS PARK DRIVE
WOODBURY, NEW YORK 11797-2033
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES AND ZIP CODE)

REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (516) 364-1902

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

On March 26, 2012 at the 2012 Aircraft Interiors Expo in Hamburg, Germany, Research Frontiers (Nasdaq: REFR) and its licensee Vision Systems announced that Vision Systems is expanding its existing factory in France to add a production facility dedicated to the manufacture of its SPD-Smart Nuance and Noctis aerospace and transportation windows and cabin dividers.

To meet anticipated demand for its SPD-Smart products, Vision Systems also plans to establish a similar factory in the United States with production of SPD-Smart products commencing in 2013. Both facilities will have state-of-the-art equipment and processes to ensure the highest standards of product quality over larger production volumes.

Research Frontiers also issued a press release on March 26, 2012 about this development.

As noted in the press release, Vision Systems will be exhibiting (Booth 6D5, Hall 6) its Nuance and Noctis SPD-Smart aircraft windows at the 2012 Aircraft Interiors Expo which is being held March 27-29, 2012 at the Hamburg Messe fairgrounds. Over the past year, Bombardier Aerospace, HondaJet and other OEMs have showcased Vision Systems’ SPD-Smart aerospace and transportation products at some of the world’s leading industry trade events.

Carl Putman, CEO of Vision Systems, commented. “Based upon customer response and the projects we are currently involved with, we see great opportunities for our SPD-Smart aerospace and transportation windows and cabin dividers. Because of this, we have invested over $750,000 to further upgrade our factory in France and establish a dedicated production facility for SPD-Smart Nuance and Noctis products which will be completed in July of this year. The addition of a second factory in the United States will give Vision Systems the ability expand our production capacity even more, shorten delivery cycles, produce in a dollar-based country and provide even greater value to our customers worldwide.”

Vision Systems’ SPD-Smart Nuance and Noctis aerospace windows offer instant and precise light-control that provides original equipment manufacturers and private aircraft owners with the ability to instantly and uniformly control the amount of light and heat entering the cabin. This advanced solar protection solution enhances flying comfort and supports fuel efficiency. Vision Systems’ SPD-Smart products for aircraft and helicopters are impact-resistant, completely silent, and available in flat and curved surfaces. Noctis offers on-demand blackout solar protection and complete privacy as needed, and can be used for both aerospace window shades and cabin dividers.

Nuance and Noctis window shades can be controlled by passengers directly at the seat and by the cabin crew thanks to Vision Systems’ cabin management system branded CrewView.

Details about Vision Systems’ SPD-Smart products can be found in their 2012 Aircraft Interiors Expo Company Profile. Information about the 2012 Aircraft Interiors Expo is available from the event website.

Details are noted in the press release attached as an exhibit to this report. This press release is also available on the Company's website at www.SmartGlass.com and at various other places on the internet.

Vision Systems is a first tier system supplier to the automotive and aeronautics industries. Based in France for more than 70 years, the company has 210 employees. Details about Vision Systems and their SPD-Smart Nuance and Noctis transportation products can be found in the automotive section of the company’s website. Vision Systems is very active in the aerospace sector. Its SPD-Smart Nuance and Noctis aerospace window shades have been featured at leading industry trade events by aerospace OEMs Bombardier and HondaJet. Information about Vision Systems’ SPD-Smart aircraft products is available in the aerospace section of their website.

About Research Frontiers Inc.

Research Frontiers Inc. (Nasdaq: REFR) is the developer of SPD-Smart light-control technology which allows users to instantly, precisely and uniformly control the shading of glass or plastic, either manually or automatically. Having invested over $84 million to date to develop its technology, Research Frontiers currently holds approximately 500 patents and patent applications worldwide and has built an infrastructure of 39 licensed companies that collectively are capable of serving the growing global demand for smart glass products in automobiles, homes, buildings, aircraft and boats. For further information about SPD-Smart technology, Research Frontiers and its licensees, please visit www.SmartGlass.com or follow us on our Twitter and Facebook sites.

This report and the press releases referred to herein may include statements that may constitute "forward-looking" statements as referenced in the Private Securities Litigation Reform Act of 1995. Those statements usually contain words such as "believe", "estimate", "project", "intend", "expect", or similar expressions. Any forward-looking statements are made by the Company in good faith, pursuant to the safe-harbor provisions of the Act. These forward-looking statements reflect management's current views and projections regarding economic conditions, industry environments and Company performance. Factors, which could significantly change results, include but are not limited to: sales performance, expense levels, competitive activity, interest rates, changes in the Company's financial condition and several business factors. Additional information regarding these and other factors may be included in the Company's quarterly 10-Q and 10K filings and other public documents, copies of which are available from the Company on request. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this report.

The information in this Form 8-K or the press release reproduced herein shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall they be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

99.1      Research Frontiers Press Release dated March 26, 2012.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESEARCH FRONTIERS INCORPORATED

/s/ Joseph M. Harary
By: Joseph M. Harary
Title: President and CEO

Dated: March 26, 2012